Exhibit 23.5

20/F, Kerry Plaza Tower 3 , 1-1 Zhongxinsi Road, Futian District

Shenzhen 518048, Guangdong, PRC

Tel: +86 755 3680 6500 Fax: +86 755 3680 6599

Beijing • Shanghai • Shenzhen • Haikou • Hong Kong

www.hankunlaw.com

Date: June 10, 2022

AMTD Digital Inc. (the “Company”)

25/F Nexxus Building

41 Connaught Road Central

Hong Kong, People’s Republic of China

Dear Sirs/Madams,

We hereby consent to the use of our firm’s name under the captions “Prospectus Summary” and “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong” in the Company’s registration statement on Form F-1, including any amendments or supplements thereto (the “Registration Statement”), which will be filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the proposed initial public offering of a certain number of American Depositary Shares, each representing a certain number of Class A ordinary shares of the Company.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ HAN KUN LAW OFFICES

HAN KUN LAW OFFICES

CONFIDENTIALITY. This document contains confidential information which may be protected by privilege from disclosure. Unless you are the intended or authorised recipient, you shall not copy, print, use or distribute it or any part thereof or carry out any act pursuant thereto and shall advise Han Kun Law Offices immediately by telephone, e-mail or facsimile and return it promptly by mail. Thank you.